Exhibit 10.80

English Translation

Share Purchase Agreement

The Share Purchase Agreement (hereinafter referred to as the “Agreement”) was entered into on April 16, 2015 in Beijing, China:

By and among:

(1)	Mr. MENG Shuqi, a Chinese citizen with his ID number being 231002197811062036 and residing Room 231, 230-231 Building, Zhaoshang Overseas Chinese Town, Xin’an Section, Guangshen Road, Bao’an District, Shenzhen, Guangdong;

(2)	Shanghai Yong Chong Investment Center LP, a limited partnership legally established and validly existing under Chinese laws, having the registration number of 310141000136651 and having its main business place at Room 102-11, 1/F, No.2 Building, No. 38 Debao Road, China (Shanghai) Pilot Free Trade Zone (the “Buyer”);

(3)	Beijing Gamease Age Digital Technology Co., Ltd., a limited liability company legally established and validly existing under Chinese laws with a registration No.110107010429510 and having its registered address at 2/F, East Annex, Jingyan Hotel, No.29 Shijingshan Road, Shijingshan District, Beijing (the “Seller”);

(4)	Shenzhen 7 Road Technology Co., Ltd., a limited liability company legally established and validly existing under Chinese laws with a registration No.440306103146330 and having its registered address at 17/F, A Building, Kexing Science Park, Keyuan Road, Nanshan District, Shenzhen (the “Target Company”).

The above parties are collectively referred to the “parties”, and individually, a “party”. Mr. MENG Shuqi and the Buyer are collectively referred to as “Party A” and the Seller and the Target Company, collectively, “Party B”.

Whereas:

(1)	The Target Company is a limited liability company legally established and validly existing according to Chinese laws. On the date hereof, the Target Company’s registered capital and paid-in capital are RMB 10 million and the Seller holds 100% equity of the Target Company.

(2)	The Buyer agrees to, after the conditions precedent stated in Article 3.1 hereof have been fulfilled or exempted by the Buyer, purchase 100% equity of the Target Company and all attached rights and interests from the Seller according to the terms and conditions hereof (the “Underlying Shares”). The Seller agrees to transfer the Underlying Shares to the Buyer after the conditions precedent stated in Article 3.2 of the Agreement have been met or exempted by the Seller.

Now, the parties hereby agree, upon negotiations, as follows with respect to the transactions contemplated hereunder according to the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China:

English Translation

Article 1	Definitions and Interpretations

1.1	Definitions

For the purposes of the Agreement, the following terms have the following meanings respectively ascribed thereto unless the context otherwise requires:

“Financial Statements”	refer to the financial statements regarding the Target Company as at February 28, 2015 provided by Party B to Party A.

“Security Interests”	refer to the hypothecation, pledge, lien, pre-emptive rights or any other forms of third party rights and interests.

“Competent Industrial and Commerce Authority”	refers to Chinese administrative department for industry and commerce, which is entitled to the corporate registration affairs.

“Affiliates”	with respect to any subject, refer to (i) if it is a natural person, the spouse, parents and children of such person and their spouse, brothers and sisters and their spouse, spouse’ parents, spouse’s sisters and brothers and their spouse and the existing trusts established for such persons, or the foregoing affiliates; (ii) if it is a legal entity, unincorporated organization, institution, or other forms of entities, any party directly controlling or indirectly controlling that subject through one or more intermediaries, or any party directly controlled or indirectly controlled by the said entities through one or more intermediaries, or any party directly or indirectly controlled by a party with the subject. “Control” refers to: (i) a body directly or indirectly owns more than 50% voting shares, the registered capital or other equity interests, either by owning securities, by contract or otherwise exercised; or (ii) has the power to appoint the majority of members of the management, board of directors or similar decision-making bodies; or (iii) able to control the management or decision of the other subject by means of contractual arrangements or other means.

“Underlying Assets”	refer to all the assets listed in Attachment I to the Agreement, List of the Assets to be Transferred.

English Translation

“Transactions”	refer to the transactions concluded according to the Agreement.

“Assets Transfer”	refers to the transfer of the Underlying Assets mentioned in Attachment I hereto by Shenzhen 7Road and Qicai Changxiang to the Target Company based on the Agreement.

“Closing”	refers to the situation that the Conditions Precedent stated in Article 3.1 and Article 3.2 of the Agreement are met or exempted by the Buyer or the Seller if not satisfied, and all of the Underlying Shares are duly transferred to the Buyer by the Seller.

“Working Days”	refer to any calendar days other than Saturdays, Sundays or Chinese legal holidays.

“Yuan”	refers to the lawful currency for the time being of China.

“China”	refers to the People’s Republic of China, excluding Hong Kong SAR, Macao SAR and Taiwan Region only for the purposes of the Agreement.

“Chinese Laws”	refer to the laws and regulations released by National People’s Congress of the People’s Republic of China or its standing committees, administrative regulations released by the State Council of the People’s Republic of China, the normative documents issued by the competent departments of the Central Government under the authorization of the State Council of the People’s Republic of China, the local laws and regulations issued by the People’s Congress or the people’s government at any place, and the normative documents published by local competent authorities at all levels as authorized by their local People’s Congress or the people’s government.

“Significant Adverse Effects”	refer to any events, situations, or changes that, alone or accumulatively, have caused or after reasonable expectations will result in any value loss exceeding RMB 10 million or other negative effects exceeding RMB 10 million in value on the Target Company’s assets, business, operations, finance or other conditions as a whole. But if such loss or negative impact is due to the following reasons, it shall not be regarded as Significant Adverse Effects for the purpose of the Agreement, including: (i) the overall economic changes, industry or market events occur, develop and change, whether these changes are universal, or only for the purposes of the area where the company conducts operations;

English Translation

(ii) changes in Chinese laws or governing regulations; (iii) drastic changes of Chinese Accounting Standards as of the signing hereof; (iv) changes in political environment (including but not limited to acts of war, armed hostilities and acts of terrorism); or (v) caused due to Party A’s reason.

“Entities”	refer to the natural person, partnership, company, limited liability company, company limited by shares, trust, nonincorporated enterprise, joint venture, government agency or other organizations or institutions.

“Primary Business”	refers to the main business operations carried out by the Target Company in accordance with its business license and the legal qualifications granted by the administrative license, i.e. the computer software and hardware design, technology development and sales (excluding audio-visual products), domestic trade, operating import and export business; e-commerce and the internet information services; internet game publishing and operation; and game products over the internet (including issue of virtual currency for network games).

“List of the Assets to be Transferred”	refers to the list of assets to be transferred by Shenzhen 7Road and Qicai Changxiang to the Target Company according to conditions precedent to the Closing. The list details are listed in Attachment I to the Agreement.

“Transaction Documents”	refer to the Agreement, and other documents to be concluded according thereto or in connection therewith.

“Other Current Assets”	refer to the sum of items of “Other Current Assets” in the balance sheet of the Target Company, excluding three items, i.e. cash and cash equivalents, accounts receivable (affiliates) and other receivables (affiliates).Specifically, Other Current Assets refer to the accounting subjects marked attributable to Other Current Assets in column of “category” in the balance sheet of the Target Company as at March 31, 2015 attached in Attachment III.

“Other Current Liabilities”	refer to the sum of items of Other Current Liabilities in the balance sheet of the Target Company, excluding accounts payable (affiliates) and other payables (affiliates).

English Translation

Specifically, Other Current Liabilities refer to the accounting subjects marked attributable to Other Current Liabilities in column of “category” in the balance sheet of the Target Company as at March 31, 2015 attached in Attachment III.

“Employee Incentive Plan”	refers to the payment of incentive bonus to eligible employees of the Target Company by the Seller according to the Bonus Incentive Plan established by 7 Road Group, including two alternative ways, i.e. fixed-amount incentive and profit-linked incentive. For the employees covered by the former, they will be paid the last two fixed incentives in July 2015 and February 2016; for those covered by the latter, they will respectively get corresponding incentive payments during 2015 and 2020 depending on the Target Company’s profit conditions.

“Control Protocol”	refers to a series of agreements signed by and among the Target Company and Shenzhen 7Road and the Seller, including but not limited to: Supplementary Agreement to the Technology Development and Application Service Agreement and Supplementary Agreement to the Operation and Maintenance Service Agreement by and between the Target Company and Shenzhen 7Road on June 5, 2013; and the Amended and Restated Share Purchase Agreement and the Amended and Restated Business Agreement signed by and among the Seller, Shenzhen 7Road and the Target Company and the Power of Attorney signed by the Seller on June 5, 2013.

1.2	Interpretations

(a)	Any reference in the Agreement to an article or a clause, unless otherwise expressly provided shall be the article or clause hereof.

(b)	The term “including” used in the Agreement shall be deemed being followed by “but not limited to”.

(c)	Any reference to a party to the Agreement or any other agreements or documents shall include that party’s successors or permitted assignees.

Article 2	Transaction

2.1	Party B’s commitments before closing

Party B promises that, after the signing of the Agreement and prior to the Closing Date, it will give reasonable efforts to cause Shenzhen 7Road and Qicai Changxiang and the Target Company to complete the following matters:

English Translation

(a)	Shenzhen 7Road Technology Co.Ltd. (the “Shenzhen 7Road”) and Shenzhen Qicai Changxiang Network Technology Co., Ltd. (the “Qicai Changxiang”) signed an asset transfer agreement in reasonable substance with the Target Company in connection with all the Underlying Assets listed in Attachment I hereto (the “Underlying Assets”), under which, the ownership of the Underlying Assets will be transferred to the Target Company in whole and, after the Target Company pays the consideration in full according to the assets transfer agreement, Shenzhen 7Road and Qicai Changxiang will enjoy no rights;

(b)	The ownership of the Underlying Assets listed in Attachment I to the Agreement has been transferred to the Target Company, and the transfer price of the Assets Transfer stated in this article (a) has been paid in full;

(c)	The Seller, Shenzhen 7Road and Qicai Changxiang shall sign letter of commitment on no intellectual property litigations, mainly including: during the existence of Shenzhen 7Road and Qicai Changxiang as of the Closing Date:

(i)	Shenzhen 7Road and Qicai Changxiang may not transfer the following types of intellectual property rights to any third party or use or dispose of the same for profits: (1) all the intellectual property listed in Attachment II to the Agreement, and (2) the intellectual property under progress or completed under the intellectual property entrusted development or cooperative development agreement signed by Shenzhen 7Road, Qicai Changxiang and a third party before the Closing Date, to the extent that the ownership of such intellectual property rights (collectively, the “Underlying Intellectual Property”) after the development thereof will vest in Shenzhen 7Road and Qicai Changxiang according to the aforementioned agreement;

(ii)	Shenzhen 7Road and Qicai Changxiang may not lodge any litigation with respect to the Underlying Intellectual Property against the Target Company and its affiliates or partners. Moreover, to the extent of its authority and commitments to the Buyer, it undertakes that any third party will not lodge any litigations with respect to the Underlying Intellectual Property against the Target Company and its affiliates and partners due to reasons directly attributable to Shenzhen 7Road and Qicai Changxiang;

(iii)	If the Underlying Intellectual Property incurs any disputes, or the Target Company has any capital operations in the future, and the Target Company or its affiliates are required to obtain all rights of the Underlying Intellectual Property as required by the capital operations, the Target Company or its affiliates shall have the right to buy the Underlying Intellectual Property at then fair market price. The foregoing fair market price to be paid by the Target Company or its affiliates for purchase of the Underlying Intellectual Property shall firstly paid by the Target Company or its affiliates to Shenzhen 7Road and / or Qicai Changxiang, which shall provide corresponding written payment certificate to the Seller. The Seller shall, within ten Working Days as of the receipt of such written payment certificate, compensate the Target Company or its affiliates for such amount;

English Translation

(iv)	Shenzhen 7Road shall also recognize in the letter of commitment that the technology development result and software copyright listed under the technology development contract in Attachment V are attributable to the Target Company.

Notwithstanding the foregoing provisions, in the case that Shenzhen 7Road and Qicai Changxiang intend to revoke for any reasons after the Closing Date, the Target Company shall conduct friendly negotiation with Shenzhen 7Road and Qicai Changxiang, to determine the related arrangements for the Underlying Intellectual Property, provided however that, such arrangements are not subject to the foregoing section (i);

(d)	Shenzhen 7Road and Qicai Changxiang have terminated employment relationship with their employees and such employees have signed labor contract with the Target Company (the “employees arrangements”).These newly signed labor contracts shall make clear that the employees’ years of working with Shenzhen 7Road and Qicai Changxiang will be continuously accumulated, and Shenzhen 7Road and Qicai Changxiang are not required to pay any economic compensation. The parties agree that, the aforementioned agreement does not constitute Party B’s undertaking that all employees of Shenzhen 7Road and Qicai Changxiang agree to obey the above arrangements. At the same time, Party A shall give maximum reasonable efforts to assist in the employees’ signing of new labor contracts containing foregoing terms with the Target Company;

(e)	Shenzhen 7Road, the Seller and the Target Company revoke the Control Protocols they have signed, and deregister the Target Company’s equity pledge business registration;

(f)	Shenzhen 7Road and the Target Company revoke the technology development contract stated in Attachment V they have signed;

(g)	On or prior to the retention date, the permission of the Target Company’s group online banking account is changed to that when the funds in the Target Company’s account exceed RMB 10 million, no funds will be automatically transferred to the group account.

2.2	Mr. MENG Shuqi’s commitments before closing

Mr. MENG Shuqi undertakes that, for the purpose of maintaining the normal operations of Shenzhen 7Road, Qicai Changxiang, 7Road.comLimited and 7Road.com HK Limited after the Closing Date, Mr. MENG Shuqi shall complete, before the Closing, and shall cause the Target Company to complete the transfer of the relevant maintenance affairs with the Target Company and the Seller, including but not limited to delivery of the following materials to the Seller, and change of the corresponding management authority (if any) under the control of the Seller or its designated affiliates: seal impression, online banking UKey, blank cheques and bills, bank information, accounting information, social security account information, company seals, related intellectual property rights certificates, qualification certificates, contracts, government approval, litigation, arbitration and dispute documents, charter documents, etc.

English Translation

2.3	Equity transfer

Subject to the terms and conditions under the Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to buy from the Seller the Underlying Shares in accordance with the Agreement at the consideration specified in Article 2.4.

As of the Closing Date, the Underlying Shares are owned by the Buyer, and the Seller is not entitled to any right to the Underlying Shares.

2.4	Transfer price and payment thereof

(a)	The parties agree that the Purchaser shall, in accordance with the terms and conditions of the Agreement, pay the consideration of the Underlying Shares in cash to the Seller in RMB equivalent to USD 0.1045 billion (the “Consideration”). The exchange rate shall be the average value of the USD-RMB bid price and the selling price announced by the Bank of China on two Working Days prior to the payment date (as stated in Article 2.4(b)). Mr. MENG Shuqi has, according to the Authorization Agreement signed with the Target Company on January 20, 2015, paid USD 1 million and RMB 55.76 million to the Seller as earnest money.

(b)	The Buyer shall, via bank transfer: (1) on or prior to April 24, 2015, pay an amount in RMB equivalent to USD 40 million as the first installment of the Consideration to the account designated by the Seller in writing in advance (the “designated account”); (2) pay an amount in RMB equivalent to RMB 44.5 million to the Designated Account within five Working Days from the Closing Date as the second installment of the Consideration; (3) on or before October 31, 2015, pay an amount in RMB equivalent to USD 20 million to the Designated Account as the third installment of the Consideration and provide the Seller with corresponding bank transfer voucher on the date when each Consideration is paid.

(c)	Subject to the Buyer’s performance of the payment obligations of the first installment and the second installment of the consideration mentioned in Article 2.4 (b) in full and on a timely basis, the Seller shall, on the day subsequent to the receipt of the second installment of the consideration, return earnest money to the bank account specified by Mr. MENG Shuqi in writing and in advance.

2.5	Cash retention and financial verification arrangements

(a)	Subject to this Article 2.5(e), the Seller and the Target Company agree that April 1, 2015 is the retention date (the “Retention Date”). The Target Company calculates that the balance shall not be less than RMB 122,804,000 (the “Retained Amount”) based on the balance sheet (stated in Attachment IV hereto) for a Working Day prior to the Retention Date (i.e. March 31, 2015). Calculation formula is “cash and cash equivalents + accounts receivable (affiliates) + other receivables (affiliates)”—“accounts payable (affiliates) + other payables (affiliates)”. (the calculation result is hereinafter referred to as “Book Cash”).

English Translation

(b)	The Seller and the Target Company confirmed that accounts receivable (affiliates), other receivables (affiliates), accounts payable (affiliates) and other payables (affiliates) in Book Cash are non-cash accounts, and belong to the cash that can be realized immediately, and will be settled by the Target Company with related affiliates before the Closing Date, that is, the “cash and cash equivalents”.

(c)	The parties confirm that, the excess of Book Cash over Retained Amount one Working Day before (i.e., the part in excess of RMB 122,804,000, RMB 476,020,199 in total) is attributable to the Seller, and can be freely disposed by the Seller before the Closing Date; the Seller can dispose of such funds before the Closing Date through the following ways, including, but not limited to: profit distribution by the Target Company to the Seller and payment of consideration of assets transfer by the Target Company to Shenzhen 7Road and Qicai Changxiang. The Retained Amount will be reflected and maintained by the Target Company in the form of cash and equivalents on the Closing Date, and the Seller shall not dispose of the same.

(d)	The Seller and the Target Company commit that, as of the Retention Date (included), the Target Company’s operating profit (or loss) belongs to Party A and, the carrying amount of cash changes are required to be retained with the Target Company; the Seller shall not be entitled to transfer the same out in any form including profit distribution. For the avoidance of doubt, the parties confirm that, “Other Current Assets—Other Current Liabilities” shown in balance sheet in Attachment III hereto are funds to be realized (the “funds to be realized”), which shall be vested in the Seller. Changes in Book Cash arising from the recovery of the Funds to be Realized as of the Retention Date shall be paid by the Target Company to the Seller according to Article 6.2 hereof.

(e)	According to the authorization agreement, Mr. MENG Shuqi will exercise some of the functions and powers of the general manager of the Target Company since January 20, 2015. The parties agree that, the Seller shall have the right to, within 30 Working Days from the Retention Date, delegate eligible financial personnel to review the Target Company’s financial situation during January 20, 2015 (included) and one Working Day prior to the Retention Date (included)). For those expenses other than normal ones required for the Target Company’s daily business operations found during the verification (the “abnormal expenditure”, if it is confirmed by the Seller by issuing a written document bearing its seal, it is not considered as abnormal expenditure), Party A shall provide the Seller with the relevant certificates of the abnormal expenditure, and the Seller shall have the right to obtain an amount equivalent to the abnormal expenditure before the Closing Date by means of profit distribution of the Target Company or other means. If the amount available for the Target Company’s distribution of the profits is less than the abnormal expenditure (the “insufficiency”), the Seller shall have the right to send a written notice to Party A and Party A shall, within seven Working Days from the receipt of such written notice, make full payment to the Seller so as to fully compensate the Seller. For the avoidance of doubt, in the case of abnormal expenditure, the amount entitled to the Seller from the Target Company is equivalent to the amount of the abnormal expenditure, and notwithstanding this Article 2.5 (a), the Seller may deduct such amount from the Retained Amount.

English Translation

Party A shall fully cooperate with the financial verification arrangements.

2.6	Closing

(a)	The Closing shall take place within 10 Working Days after all the Conditions Precedent to the share transfer stated in Article 3 hereof are met (except exempted by the party concerned in writing according to Article 3.1 and Article 3.2) or other dates agreed by the parties (the “Closing Date”) in the time and place as agreed by the parties.

(b)	The Buyer shall submit the following documents to the Seller on the Closing Date:

(i)	a certificate dated the Closing Date that is sealed and signed by the Buyer and signed by Mr. MENG Shuqi, proving that all the conditions precedent under Article 3.2 of the Agreement have been satisfied, and the representations and warranties in Article 5 hereof are true, accurate and complete in all major aspects on the Closing Date;

(ii)	copy of the shareholders’ resolution and/or the board resolutions of the Buyer duly verified by its legal representative, approving the authorization to execute, delivery and perform the related transaction documents.

(c)	The Seller shall submit the following documents to the Buyer on the Closing Date:

(i)	the shareholders’ resolutions and/or the board resolutions of the Target Company, approving change of the legal representative, appointment of directors, supervisors and general manager, extension of the term of operation, the revised articles of association of the Target Company for the completion of the transaction contemplated under the Agreement, authorized to execute, deliver and perform the related transaction documents.

(ii)	copy of the shareholders’ resolution and/or the board resolutions of the Seller duly verified by its legal representative, approving the authorization to execute, delivery and perform the related transaction documents, including the transfer of the Underlying Shares for the purpose of the Agreement;

(iii)	a certificate dated the Closing Date that is sealed and signed by the Seller, proving that all the conditions precedent under Article 3.1 of the Agreement have been satisfied, and the representations and warranties in Article 4 hereof made by the Seller are true, accurate and complete in all major aspects on the Closing Date;

English Translation

(iv)	copy of related certificates issued by the industrial and commercial administrative departments proving that the changes of shareholders, board members, supervisors and general manager, change of legal representative, amendments to the articles of association and other issues related to the transaction and copy of the business license after the change.

Article 3	Conditions Precedent

3.1	Conditions precedent to the Buyer’s closing

The Buyer’s consent to the Closing is subject to, unless otherwise exempted by the Buyer in writing, the satisfaction of the conditions mentioned in Article 3.1 (a) to Article 3.1 (k) on or before the Closing Date:

(a)	The representations and warranties made by the Seller in Article 4 of the Agreement are true, correct and have no major omissions in all material respects as at the date hereof and the Closing Date, as if they are made on the Closing Date (but if such representations and warranties are specifically made as at a specific date, they shall be regarded as being made only in respect of the said date, as at which, they are true, correct, and have no major omissions in all material respects, rather than made as at the date hereof and the Closing Date).

(b)	The Seller, Shenzhen 7Road and Qicai Changxiang have completed the relevant matters with the Target Company according to Article 2.1 (a) to (g) hereof.

(c)	Shenzhen 7Road, the Seller and the Target Company have revoked the Control Protocols they have signed, and deregistered the Target Company’s equity pledge business registration.

(d)	On the Closing Date, the consent from the Seller’s shareholders and/or the board of directors to the transaction, and that from the shareholders and/or the board of directors of the Target Company to the signing and performance of the transaction agreements have been obtained.

(e)	On the Closing Date, the changes of shareholders, the board members, supervisors and general manager, the legal representative, amendment to the articles of association, industrial and commercial registration for the extension of the operation term of the Target Company involved in the transaction have been completed.

(f)	No Chinese government departments or administrative organs have issued or carried out any laws, regulations, rules, orders, or notices prohibiting the transaction; The Seller and the Target Company have no pending litigations, arbitrations, disputes, investigations or other legal proceedings or outstanding matters prohibiting the transaction under the Agreement or resulting the invalidity or inability of performance hereof.

English Translation

(g)	The Target Company did not incur any significant adverse effects, or is not bankrupt or insolvent or unable to pay its debts fall due.

(h)	The Target Company has signed an agreement with the Seller with respect to the authorization of “Qiao Feng Biography”.

(i)	Terminate the Loan Contract signed by the Target Company and the Seller (contract No. 2014RPT006).

(j)	cancel the authority of the Target Company’s group online banking account; release the management and control relationship between the Seller and the Target Company; return the bank account online banking UKey of the Target Company; and the management authority and authorization scope of all prior functional departments and personnel stop, and will be re-formulated by the Buyer.

(k)	All the amounts to be repaid by the affiliates under Article 2.5 (b) hereof to the Target Company have been repaid in full.

3.2	Conditions precedent to the Seller’s closing

The Seller’s transfer of the Underlying Shares to the Buyer is subject to, unless otherwise exempted by the Seller in writing, the satisfaction of the conditions mentioned in Article 3.2 (a) to Article 3.2 (f) on or before the Closing Date:

(a)	No Chinese government departments or administrative organs have issued, established or carried out any laws, regulations, rules, orders, or notices prohibiting the transaction; and the Buyer has no pending litigations, arbitrations, disputes, investigations or other legal proceedings or outstanding matters prohibiting the transaction under the Agreement or resulting the invalidity or inability of performance hereof.

(b)	All the representations and warranties made by Party A in Article 5 of the Agreement are true, correct and have no major omissions in all material respects as at the date hereof and the Closing Date, as if they are made on the Closing Date.

(c)	Subject to Article 2.5 of the Agreement, the profit distribution made by the Target Company to the Seller has been completed.

(d)	The Seller has been sufficiently compensated for abnormal expenses (if any) under Article 2.5 (e) of the Agreement.

(e)	The Buyer has, under 2.4 (b) of the Agreement, pay the first installment of the Consideration to the account specified by the Seller in time and in full.

(f)	Mr. MENG Shuqi has completed the transfer mentioned in Article 2.2 of the Agreement.

English Translation

Article 4	The Seller’s and the Target Company’s Representations and Warranties

Except as otherwise specified, the Seller and the Target Company, jointly and severally, make the following statements and guarantees to the Buyer on the date hereof and the Closing Date. If such representations and warranties are made as at a specific date, then the Seller only makes the following representations and warranties to the Buyer on the specific date; provided, however, that, Mr. MENG Shuqi acts as a manager of the Target Company and actually controls its operation during January 20, 2015 and the Closing Date.

4.1	The Seller’s qualification and legitimate rights and interests

(a)	The Seller is a legal person legally established and validly existing under Chinese laws and has the legal rights and capacity to sign the relevant transaction documents and to assume legal obligations according thereto.

(b)	As at the Closing Date, the Seller has complete, exclusive, lawful, effective and disposal ownership of the shares held in the Target Company, and is not subject to any security interest, or indirect holding relationship or similar arrangements.

(c)	As at the Closing Date, the Underlying Shares are beneficially owned by the Seller as recorded owner and no encumbrances have been created thereon. In addition, there are no effective indirect shareholding, voting trust, shareholder agreement, trust, or other agreements or understandings relating to any voting or transfer of the Underlying Shares. Upon the completion of the Closing, the Buyer will have legitimate, effective, complete and exclusive ownership over the Underlying Shares without any encumbrances, and bear no obligation to make any further investment in the Target Company in any law or contract.

4.2	The Seller’s authorization and validity hereof

(a)	After duly signed by the Seller, the related transaction documents constitute legal, valid and binding obligations upon the Seller.

(b)	To the reasonable knowledge of the Seller, its execution and performance of the relevant transaction documents do not violate or conflict with all applicable laws, any agreements, any courts’ decisions, any arbitration organs’ decisions, any administrative organs’ decisions to which it is a party or that have binding force on its assets.

4.3	Qualifications and equity

(a)	The Target Company is a legal person legally established and validly existing under the Chinese laws.

English Translation

(b)	The registered capital of the Target Company has been fully paid in due course and, there are no illegal divestment or return of the contributed registered capital.

(c)	The Seller, a sole shareholder of the Target Company, holds all shares of the Target Company. All the registered capital of the Target Company has been fully paid, and the registered capital is contributed in line with the law and the articles of association of the company; moreover, the Seller is not obliged to make additional investment. As at the Closing Date, the Seller holds the Target Company’s registered capital without any encumbrances.

(d)	As at the Closing Date, there are no option, subscription right, convertible securities or other rights, agreements, arrangements or commitments of any nature that are in connection with the shares of the Target Company, or incur any obligations on the Target Company to sell any equity or any other rights or benefits or make any additional investment (including but not limited to any options granted to or undertaken to be granted to any employees or other personnel of the Target Company or other incentives related to the shares of the Target Company).

(e)	The Target Company has no obligations to repurchase, redeem or otherwise purchase any of the Target Company’s shares. The Target Company has no outstanding contractual obligations requiring capital investment from any other entity (whether by loan, capital contribution or otherwise).

(f)	Since May 24, 2011 when the Seller was enrolled as a shareholder of the Target Company until January 19, 2015, the history of the Target Company is in line with Chinese laws in all major aspects.

4.4	Authorization and validity hereof

The Target Company has full power and authority to sign and deliver the relevant transaction documents, and complete the liabilities or obligations under the related transaction documents. The relevant transaction documents, after duly signed and delivered by the Target Company, constitute effective and binding obligations upon the Target Company in accordance with their terms and can be enforceable in accordance with the terms of the relevant transaction documents.

4.5	Financial data

The financial statements of the Target Company are prepared according to applicable Chinese accounting standards, and fairly present the financial position, operating results and cash flows of the Target Company and are real, accurate and complete in all material aspects.

English Translation

4.6	Suspension of business or insolvency

The Target Company not suspends business or does not enter into liquidation or bankruptcy procedures, and is not insolvent, and its business or asset is not take over or managed by related institutions.

4.7	Business

As at January 19, 2015, The Target Company has obtained all government permits, approvals and qualifications necessary for its conduct of the business for the time being, and such permits, approvals and qualifications are valid in all important respects.

4.8	Taxes

As at January 19, 2015, the tax type, rate and preference adopted by the Target Company are in line with Chinese laws in all major aspects. It does not delay tax, fail to pay tax and incur any other violations may resulting from punishment by the tax authorities and causing Significant Adverse Effects on the Target Company.

4.9	Business contracts

As at January 19, 2015, All the business contracts with more than RMB 1 million that are performed by the Target Company are all valid and effective, and are in the normal state of performance. There are no major legal obstacles to the performance of the related contracts, and there is no default or potential dispute that is reasonably expected to cause Significant Adverse Effects on the Target Company.

4.10	Liabilities

As at January 19, 2015, except those listed in the Financial Statements, the Target Company has no any other borrowings or debts.

4.11	Litigation

As at January 19, 2015, the Target Company does not involve any civil, criminal, arbitration or administrative procedures that may cause Significant Adverse Effects on the Target Company, whether pending or threatening to the reasonable knowledge of the Seller.

English Translation

4.12	Intellectual property

As at January 19, 2015, with regards to the Intellectual Property required by the Target Company for its business operations, except that listed in Attachment II, List of Intellectual Properties and Attachment V, List of Technology Development Contracts, it is legally owned or licensed by the Target Company, and there are no disputes or claims lodged by any third party may causing Significant Adverse Effects on the Target Company; moreover, there are no any mortgage, pledge or other security rights or restrictions.

4.13	Employees

As at January 19, 2015, the Target Company has paid all the amounts to its employees that are payable to them due to Chinese laws and the contracts, including all wages, bonuses and other compensation payable to them. The Target Company is not involved in any labor disputes or employment disputes and has not been subject to any investigation or punishment by Chinese labor departments. Except the housing provident fund that is contributed by the Target Company for the employees based on their monthly salary rather than their average wage in the last year, which is lower than that as required by law, the Target Company has in all major aspects complied with the existing Chinese laws on the social insurance fund and housing provident fund.

4.14	DDTank’s intellectual property

The Target Company enjoys all of DDTank’s intellectual property, and the Joint Operation Agreement for Games in China with respect to DDTank game signed by the Seller and the Target Company has been terminated and lost its effectiveness and the Seller no longer owns any rights to DDTank game.

Article 5	Party A’s Representations and Warranties

Party A hereby separately and severally represents and warrants as follows to Party B on the date of the Agreement and on each Closing Date:

5.1	Qualification and nature

Mr. MENG Shuqi is a Chinese citizen with full capacity for civil conducts.

The Buyer is a limited partnership legally established and validly existing under the Chinese laws, and its general partners and limited partners are Chinese citizens with full capacity for civil conducts or enterprises legally established and effectively surviving under Chinese laws.

English Translation

5.2	Authorization and validity hereof

Party A has full power and authority to sign and deliver the relevant transaction documents, and complete the transactions contemplated under the Agreement.

The related transaction documents constitute legal, valid and binding obligations upon Party A.

5.3	Approval of competent decision-making authority

The Buyer’s competent decision-making authority has adopted necessary internal decision-making procedures approving the signing and performing of the relevant transaction documents and the relevant acts as well as the transactions under the Agreement.

5.4	No violation

Signing, delivery or performance of the relevant transaction documents, completion of the liabilities or obligations under the relevant transaction documents, or compliance with the relevant transaction documents will not: (i) conflict with any of the Buyer’s existing articles of association or lead to any violation thereof; (ii) lead to or constitute violations of the terms, conditions or provisions of any major agreements to which Party A is a party; or (iii) violate the approval document applicable to Party A or any of its assets.

5.5	Capital and capacity guarantee

The Buyer has sufficient funds and capacity, and Mr. MENG Shuqi shall ensure that the Buyer has sufficient funds and capacity to pay the Consideration to the Seller as agreed herein.

5.6	Warranties on litigation

There are no legal proceedings, arbitrations, disputes or other legal proceedings that may cause significant losses to Party A or significantly interfere with Party A’s current business operations.

5.7	Consent

To Party A’s reasonable knowledge, there are no consents to be made by a third party to Party A without which, the transaction under the Agreement cannot be carried out or all the consents required for the transactions hereunder are obtained.

English Translation

Article 6	Post-closing Commitments

6.1	Arrangements during the performance

(a)	After the Closing Date, all the business contracts signed by Shenzhen 7Road and Qicai Changxiang as at the Closing Date but not yet performed (the “Contracts under Performance”, see Attachment IV for list) are disposed of according to the following pattern: (i) Shenzhen 7Road and Qicai Changxiang revoke the contracts under performance after the Closing Date and the Target Company will re-sign the same with the party concerned; (ii) Shenzhen 7Road and Qicai Changxiang sign a tripartite agreement with the party concerned and the Target Company after the Closing Date, agreeing that all the rights and obligations of Shenzhen 7Road and Qicai Changxiang under the contracts during performance will be inherited by the Target Company; From the Closing Date and before the completion of the arrangements under preceding paragraph (i) and paragraph (ii), the payment of the contract price shall be made based on Article 6.1 (b); (iii) for the contracts under performance that the parties concerned do not agree to make an arrangement by the aforementioned two ways, Shenzhen 7Road and Qicai Changxiang will perform them to maturity and since the Closing Date, the payment arrangements thereunder shall be made based on Article 6.1 (b) of the Agreement.

(b)	The parties agreed that, with respect to the contracts under performance as agreed in Article 6.1 (a) (i) and Article 6.1 (a) (ii), from the Closing Date and before they are inherited by the Target Company, and the contracts under performance as agreed in Article 6.1 (a) (iii), from the Closing Date, all the price to be paid by Shenzhen 7Road and Qicai Changxiang according to such contracts to the other party shall be assumed by the Target Company. After Shenzhen 7Road and Qicai Changxiang pay such price to the other party, Shenzhen 7Road and Qicai Changxiang will issue to the Target Company an invoice, and the Target Company shall, after receiving the corresponding invoice and payment requirements, make payment to Shenzhen 7Road and/or Qicai Changxiang within five Working Days and the turnover tax due to the aforementioned arrangement will be borne by the Target Company.

6.2	Cash to be realized

(a)	The parties confirm that, the Funds to be Realized are vested in the Seller and marked as amounts payable by the Target Company to the Seller. Party A shall, from the Closing Date, make reasonable efforts to cause the Target Company to recover the Funds to be Realized as soon as possible. Changes in Book Cash arising from the recovery of the Funds to be Realized as of the Retention Date shall be paid by the Target Company to the Seller according to the following agreements.

(b)	Funds to be Realized, net of amounts listed in (i) and (iv) below (the “Deductibles”), shall be paid to the Seller in full according to item (c) of this article:

English Translation

(i)	For the total compensation to be paid by the Target Company to the employees who select the fixed one from the Employee Incentive Plan, such compensation shall be subject to that actually paid to the employees in July 2015 and February 2016; To avoid doubts, the total compensation to be paid by the Target Company to employees who choose the profit-linked incentive scheme shall not be deducted from the Funds to be Realized.

(ii)	The depreciation value of the fixed assets of all the servers of the Target Company that the Seller takes up to the Closing Date.

(iii)	Net profit of Shenzhen 7Road and Qicai Changxiang during the Retention Date (included) and the date when the Control Protocol is revoked according to Article 2.1 (e) hereof (included).

(iv)	The bank interest on the Retained Amount from the Retention Date to the Closing Date (including both days); the formula is: the Retained Amount *3.5%* (total number of days during the Retention Date and the Closing Date/365).

(c)	The parties agree that the Funds to be Realized shall be paid to the Seller according to the following agreements:

(i)	The Seller shall, prior to the Closing Date, declare the dividends of the Target Company to the Seller and list the same as the Target Company’s interest payable after adjusting the specific amount of the Funds to be Realized determined in the Target Company’s balance sheet in Attachment III hereto according to Article 6.2 (b). After the Closing Date, the Target Company shall, on a quarterly basis, deliver the realized part of the Funds to be Realized to the Seller as repayment of the dividends payable (deducting withholding taxes, if any); Notwithstanding the foregoing provisions, if Party A can provide the Seller with written evidence prior to the Closing, proving that the Funds to be Realized cannot be recovered in whole or in part, the parties may negotiate to correspondingly adjust the specific amount of dividends of the Target Company to be declared by the Seller in accordance with this article.

(ii)	Subject to the (iii) item, as of full twelve months after the Closing Date, if, the Target Company cannot recover the Funds to be Realized in full or in part due to reasons not attributable to Party A, Party A shall submit written evidence to the Seller and, both parties shall settle the same through friendly consultation.

(iii)	For the loan from the Target Company, RMB 8,380,565 by the employees due to houses purchase as at the date hereof, the above paragraph (ii) on 12 months limit as of the Closing Date shall not apply. In the event that, in this quarter, employees repay any of the foregoing house purchase price to the Target Company, the Target Company shall repay that price to the Seller as repayment of the dividends payable in the current quarter (deducting withholding taxes, if any).

English Translation

6.3	Cooperation for government matters

With respect to the government subsidies granted by the Economy, Trade and Information of Shenzhen Municipality to Shenzhen 7Road for three projects, i.e. Liar’s Dice based on mobile Internet application services, webpage game configuration management service system and virtual server resources management platform for games field, the Seller promises to after the Closing Date do its utmost to cooperate the Buyer and the Target Company with completing the related governmental acceptance affairs.

6.4	Post-closing business arrangements for Shenzhen 7Road and Qicai Changxiang

The Seller promises to, as of the Closing Date, do its utmost to ensure that its affiliates: (i) except as otherwise specified in the Agreement, do not conduct any business substantially the same or similar to the Primary Business of the Target Company in the name of Shenzhen 7Road and Qicai Changxiang; (ii) maintain Shenzhen 7Road and Qicai Changxiang in a normal opening state to the later of (the “Duration”): (1) the date when the contracts have been performed during the performance period as shown in Part II of Attachment IV; (2) full twelve months after the Closing Date.

6.5	Social insurance and housing provident fund

The Seller undertakes to use its best reasonable efforts, to cause Shenzhen 7Road and Qicai Changxiang to, within one month as of the Closing Date, register the employee’s social insurance and housing provident fund of Shenzhen 7Road and Qicai Changxiang stated in Article 21(d) under the name of the Target Company.

6.6	Economic compensations

Based on the commitments made by Party A in Article 2.1 (d) hereof, If working years of any employees who terminate employment relationship with Shenzhen 7Road and Qicai Changxiang for the purpose of the transaction are not continuously accumulated in the Target Company, Party A and the Target Company irrevocably acknowledge and agree that, Shenzhen 7Road, Qicai Changxiang and the Seller are not required to pay to the employees any economic compensation; where any disputes occur between employees and Shenzhen 7Road, Qicai Changxiang and/or the Target Company, the Seller and its affiliates are not required to assume any compensation liabilities (if any) to Party A or the Target Company, and Party A shall compensate Shenzhen 7Road and Qicai Changxiang for all losses therefore suffered.

English Translation

6.7	Network Game Records of Qiao Feng Biography with the Ministry of Culture

The Seller or its affiliates shall, after the Closing, handle the network game filing procedures for Qiao Feng Biography with competent government departments as soon as possible as required by the Target Company and Party A and the Target Company agree to provide full cooperation.

6.8	Changes of Value-added Telecommunications Business License

With respect to the Value-added Telecommunications Business License held by the Target Company, the Seller shall cooperate in obtaining the approval documents regarding changes of the Target Company’s shareholders involved in this transaction from the competent telecommunications authority within 3 months after the Closing.

Article 7 Taxes, Costs and Expenses

7.1	Tax liability

Subject to Article 9.2, Shenzhen 7Road, Qicai Changxiang and the Seller shall assume all the adverse consequences, if any, arising from the transaction conducted by them according to applicable laws and in connection with any tax, including but not limited to the assets transfer and equity transfer attributable to any of its tax (including but not limited to corporate income tax, value-added tax, business tax and stamp duty). The Seller shall have the right to obtain the tax refund (if any) of the tax paid for the share transfer hereunder that shall be obtained by the Seller in accordance with Chinese laws and made by the competent taxation departments. The Buyer has no right to obtain and enjoy the tax refund.

The Buyer shall assume at its own discretion all adverse consequences (if any) arising from the share transfer hereunder in accordance with applicable laws, or the Buyer’s tax and in connection with the above tax.

Notwithstanding the foregoing provisions, Party A irrevocably agrees that, after the Closing of the transaction contemplated hereunder, if Party A conducts any direct or indirect capital operation related to the Target Company in the future, including but not limited to the listing, equity transfer, asset transfer, merger, separation and other arrangements, incurring any additional tax costs on Party B or its affiliates for this transaction, Party A shall compensate Party B or its affiliates for such tax costs in full. Party A shall pay corresponding price to Party B or its affiliates within 15 Working Days upon receipt of the written payment from Party B or its affiliates on such additional tax costs.

English Translation

7.2	Cost and expense

Each party shall bear the costs of due diligence and preparation, negotiation and production of all documents relating to the transaction contemplated hereunder, whether paid or to be paid, including the cost of hiring outside lawyers, accountants and other professional consultants, as well as costs for negotiating and preparing for the Agreement and completing the transaction contemplated hereunder.

Article 8	Confidentiality

8.1	Confidentiality

The parties shall make all reasonable efforts and take all necessary measures to keep the following information confidential, and ensure that their respective managers, employees, agents, professional consultants and other persons keep confidential the following information, which, without the prior written consent of other parties, may not be disclosed to any third party (collectively, the “Confidential Information”):

(a)	the terms and conditions of the Agreement, including the existence hereof;

(b)	Negotiations related to the Agreement;

(c)	information on the Underlying Assets, the customer, business, assets or Primary Business of the Target Company and others obtained or available before or after the date hereof, including, but not limited to the information obtained by Party A information during the due diligence process.

8.2	Exceptions

The obligations under Article 8.1 shall not apply:

(a)	disclosed to the affiliates of a party who needs to know the Confidential Information in order to evaluate and implement the reasonable and related purposes of the Agreement;

(b)	disclosed to the officers, employees, agents or professional consultants of a party who needs to know the Confidential Information in order to evaluate and implement the reasonable and related purposes of the Agreement;

(c)	disclosed according to applicable laws, any rules of stock exchange or securities regulators, or any binding judgments, orders, decrees or regulations made by any governmental authority, to the extent that the disclosure is limited to the scope of mandatory disclosure and shall be notified in advance to the other party;

(d)	Has become known to the public (but not due to any party’s violation of Article 8 hereof).

English Translation

The exception in preceding (a) and (b) paragraphs is subject to the undertakings of the person receiving the Confidential Information to abide by the obligation of confidentiality. Each party shall make clear the confidential nature of that information to its affiliates, officers, employees, agents, and professional consultants who receive the Confidential Information, and order them to keep the same confidential, and not to disclose the Confidential Information to any third party (excluding the party disclosing the information according to the Agreement). The parties shall ensure that the foregoing persons perform confidentiality obligations by signing a confidentiality agreement or taking other appropriate measures. If the receiving party is in violation of this article, the disclosing party shall be liable for breach of the confidentiality obligations.

8.3	Public statements

All parties agree that, if applicable laws or the rules of the stock exchange on which any party’s shares are listed require to issue any press release or public statement on the Agreement or on the transaction contemplated hereunder, they shall notify the other party before making a public statement and negotiate on the contents thereof.

Article 9	Earnest Money and Compensation

9.1	Earnest money

If before the Seller refunds the earnest money to Mr. MENG Shuqi in accordance with Article 2.4 (c) hereof, (1) Party A is in breach on or prior to the Closing Date and therefore, the transaction cannot be closed; or (2) the Buyer fails to timely and fully perform its obligations to pay the current consideration under Article 2.4 (b) of the Agreement, the earnest money will be vested in the Seller.

9.2	Special compensation

(a)	If the transaction fails to complete in accordance with the Agreement due to any breach of Party A on or before the Closing Date, including but not limited to Party A’s refusal of the Closing after the Conditions Precedent are satisfied or can be met on the Closing Date (including duly exempted by a party under Article 3), Party B has the right to request Party A to compensate for actual costs suffered by the parties concerned including Shenzhen 7Road, Qicai Changxiang and the Target Company due to assets transfer, intellectual property rights arrangements, and revocation of the employee arrangement and control protocol, including, but not limited to any tax payments and other expenses on transfer of the Underlying Assets to Shenzhen 7Road and Qicai Changxiang because of assets transfer and the failure of the Closing, actual costs and expenses including economic compensation arising from transfer of the related employees to Shenzhen 7Road and Qicai Changxiang because of employees arrangement and the failure of the Closing, and legal fees paid by Party B and its affiliates for the transaction contemplated hereunder, including but not limited to the assets transfer, intellectual property rights arrangements, employee arrangements, control protocol revocation and the equity transfer.

English Translation

Party A shall, within ten Working Days as of the receipt of such written payment certificate with respect to the above expenses, compensate Party B or its related affiliates for such amount in full.

For the avoidance of doubts, subject to satisfaction of the conditions stated in Article 9.1 and Article 9.2 hereof, Party B is entitled to obtain the compensation mentioned in Article 9.1 and Article 9.2.

(b)	Subject to Article 9.2(c), within three years as of the Closing Date, in the event that the Target Company suffers from any actual loss due to facts or conditions existed on or prior to January 19, 2015, including actual loss caused by litigation, debt, tax arrears, arrears of wages or the social insurance and housing fund, subject to administrative punishment for violation of Chinese laws and regulations, liability for breach, tort liability and other reasons (the “causes of compensation”), and the actual loss is not reflected in the Target Company’s Financial Statements as at the Closing Date, or the Target Company suffers from actual losses since the above case, although occurred before the Closing Date but last after the same, and the actual losses are not reflected in the Target Company’s Financial Statements as at the Closing Date, the Seller shall be obliged to compensate the Target Company for such actual losses in full within 10 Working Days as of the receipt of the Buyer’s written notice and written certificates corresponding to the actual loss suffered by the Target Company (collectively, the “Actual Loss after the Closing Date”). For the avoidance of doubts, in the event that the representations and warranties made by the Seller in Article 4 hereof are untrue or incorrect due to Party A’s or the Target Company’s acts on or after January 20, 2015 (including but not limited to breach of the business contracts under performance as at January 20, 2015 due to acts of Party A or the Target Company on or after January 19, 2015), the Seller is not required to assume any losses caused to the Target Company.

(c)	In the case of causes of compensation under Article 9.2 (b):

(i)	Party A and the Target Company shall make reasonable efforts to reduce the losses may be caused by causes of compensation to the Target Company, the Seller will not be liable for the loss that can be reduced with Party A’s and the Target Company’s reasonable efforts; however, necessary actions are not taken;

(ii)	If any of the Actual Loss after the Closing Date is covered by insurance policy or other third party’s indemnity, compensation, damage allocation or other similar obligations, the Buyer and the Target Company shall make reasonable efforts to obtain such insurance benefits, indemnity, compensation, or similar payments (the “Deduction”). If the Deduction is obtained before the Seller pays the Actual Loss after the Closing Date to the Target Company pursuant to Article 9.2 (b), the Seller shall pay amount to the Target Company after deducting the Deduction from the Actual Loss after the Closing Date; If the Deduction is obtained thereafter, the Target Company shall repay within 10 Working Days after obtaining the Deduction to the Seller the lower of: (1) the Deduction; (2) Actual Loss after the Closing Date;

English Translation

(iii)	The parties confirm that, if due to compensation, the Target Company enjoy any tax benefits (including but not limited to the reduction of tax payables), the actual compensation to be made by the Seller to the Target Company shall be the actual loss after the Closing Date net of such tax benefits;

(iv)	For the avoidance of doubts, the following circumstances arising from facts or conditions existed on or prior to January 19, 2015 will not constitute the losses for which the Seller is held liable after the Closing Date under Article 9.2 (b): any indirect loss, any expected but not actual loss, profit or income loss of the Target Company, or the equity or asset valuation reduction of the Target Company. However, if the compensation makes the aforementioned circumstances and actual loss co-exist, the Seller shall compensate the Target Company for the actual loss according to Article 9.2 (b) and Article 9.2 (c).

9.3	Indemnity for breach

Subject to Article 9.2 hereof, If Party A or Party B fails to perform any of its obligations under the Agreement, or its representations or warranties made hereunder are untrue, inaccurate or misleading, it shall compensate the other party for any expenses, losses, liabilities, damages and costs arising therefrom (collectively, the “loss”).

Notwithstanding the foregoing provisions, Party B will not assume compensation liabilities to Party A for any breach of the Target Company from January 20, 2015, provided, however, that, Mr. MENG Shuqi acts as a manager of the Target Company and actually controls its operation during January 20, 2015 and the Closing Date. The Target Company shall separately compensate Party A and the Seller for losses arising from its breach after January 20, 2015. However, if such breach of the Target Company is caused by Party A or the Seller, the fault party shall compensate the other party for the losses suffered or incurred.

Article 10	Termination

10.1	Termination for breach

(a)	Unless otherwise agreed herein, before the Closing hereof, if any of Party A or Party B is in violation of any major obligations hereunder, or its representations and warranties made in the Agreement are in all material respects untrue or inaccurate (these acts and those causing or may causing Significant Adverse Effects on the Target Company will be regarded as major violations hereof),

English Translation

and within fifteen (15) days after receiving the written notice from the non-defaulting party, does not correct the breach (or upon receipt of the notice if the breach cannot be corrected), the non-defaulting party may terminate the Agreement by sending written notice to the defaulting party without affecting any other rights which may exist.

(b)	Any party’s termination of the Agreement according to Article 10.1 hereof will not affect the investigation of the defaulting party’s liability for breach in accordance with Article 9 hereof and according to the law.

10.2	Termination for failure

Without affecting any of its rights available under the Agreement (including but not limited to the right to investigate the liability for breach of the defaulting party), if within 180 days after the date hereof, any Conditions Precedent are not fulfilled, Party A or Party B can in written form notify the other party to terminate the Agreement, to the extent that the Conditions Precedent are not satisfied due to the party’s fault, acts, omissions or breach of its obligations under the Agreement. Termination of the Agreement according to Article 10.2 hereof will not affect the disposal of the earnest money in accordance with Article 9.1 hereof.

10.3	Termination effect

If either party terminates the Agreement in accordance with the terms hereof, all parties shall be relieved of their respective obligations hereunder, except Article 8 (Confidentiality), Article 9 (Earnest Money and Compensation), Article 10 (Termination), Article 11 (Applicable Laws and Disputes Resolution), Article 12.2 (Notices), Article 12.6 (Entire agreement; no other beneficiaries), Article 12.7 (Severability) and Article 12.8 (No waiver) that shall survive the termination of the Agreement.

Article 11	Applicable Laws and Disputes Resolution

11.1	Applicable laws

The effect, interpretation and performance of the Agreement shall be governed by Chinese laws.

11.2	Negotiations

All the disputes arising from the interpretation or performance hereof, if any, shall be amicably settled by the parties through negotiation.

English Translation

11.3 Arbitration

Unless otherwise agreed herein, if the dispute cannot be resolved in a manner acceptable to all the parties within 60 days after the first consultation, any party can submit the dispute to China International Economic and Trade Arbitration Commission located in Beijing, China (the “CIETAC”) for final resolution by arbitration. Arbitration shall be conducted in accordance with CIETAC’s arbitration rules in effect, which shall be deemed to be included in this article by quotation. The arbitration tribunal consists of three members; the applicant and the respondent shall respectively designate one member and the third arbitrator (chief arbitrator) will be appointed by the applicant and the respondent jointly. If the applicant and the respondent fail to reach an agreement on the third arbitrator within 15 days after the receipt of the arbitration notice, that arbitrator will be appointed by the director of CIETAC. The arbitral award is final and binding on all parties. The parties hereby irrevocably waive immunity from jurisdiction available or may be available to them during the arbitration procedures and /or enforcement due to or based on the Agreement (including but not limited to sovereign immunity or other exemptions). Arbitration will be proceeded in Chinese.

Article 12	Miscellaneous

12.1	Amendments and supplements

In accordance with the applicable laws, any amendment, revision or supplements to the Agreement or its attachments may not be valid unless made in a written agreement signed by the authorized representatives of the parties hereto (the “supplementary agreement”). If the supplementary agreement is in conflict with the Agreement, the supplementary agreement shall prevail.

12.2	Notices

All notices and other forms of communication under the Agreement shall be in writing, and will be deemed served if sent to the following addresses of the receiving party (or other addresses or emails specified by the parties) by personal delivery, fax (confirmed), a registered letter, EMS (such as express mail) or e-mail.

Mr. MENG Shuqi

Address: 18/F, A1 Building, Kexing Science Park, Keyuan Road, Nanshan District, Shenzhen

Tel.: 13510359191

Zip code: 518007

Email: ben@7road.com

English Translation

Shanghai Yong Chong Investment Center LP

Contact: MENG Shuqi

Address: Rm. 102-11, 1/F, No.2 Building, No.38 Debao Road, China (Shanghai) Pilot Free Trade Zone

Tel.: 13510359191

Zip code: 200000

Email: ben@7road.com

Beijing Gamease Age Digital Technology Co., Ltd.

Contact: Legal Department

Address: 2/F, East Annex, Jingyan Hotel, No.29 Shijingshan Road, Shijingshan District, Beijing

Tel.: 010-61926002

Email: legal@cyou-inc.com

Shenzhen 7 Road Technology Co., Ltd.

Contact: LIU Tao

Address: 17/F, A Building, Kexing Science Park, Keyuan Road, Nanshan District, Shenzhen

Tel.: 0755-36807777

Email: tao.liu@7road.com

12.3	Attachments

Attachments to the Agreement constitute an integral part hereof and bear the same legal effect as the Agreement.

12.4	Effectiveness

The Agreement will take immediate effect after duly signed by the parties.

12.5	Counterparts

The Agreement is made in five copies in Chinese of the same legal effect. Each party holds one and one will be submitted to the competent industrial and commerce authority.

12.6	Entire agreement; no other beneficiaries

The Agreement: (i) constitutes all and the sole agreement reached by the parties on the share transfer, and will replace all previous oral or written agreements, arrangements or agreements, and (ii) is not intended to grant any right or remedy to any person other than the parties to the Agreement.

English Translation

12.7	Severability

If any provision of the Agreement is judged invalid or unenforceable after the signing of the Agreement, or because of legislative behavior after the signing hereof, becomes invalid or unenforceable, the remaining provisions hereof will not be affected. The parties shall make every reasonable effort to replace the invalid or unenforceable provisions by valid ones in conformity with the purposes of the invalid or unenforceable provisions.

12.8	No waiver

Any party’s failure to or delay in the exercise of any rights or powers under the Agreement may not be regarded as a waiver of such right or power; and separate or partial exercise of any right or power will not impede future exercise of the right or power.

12.9	Transfer

Without the prior written consent of other parties, no party may transfer in any way any or all its rights, interests, liabilities or obligations hereunder.

(The remainder of this page is intentionally left blank)

English Translation

(Signature page of Share Transfer Agreement)

MENG Shuqi

Signed by:

Shanghai Yong Chong Investment Center LP (seal)

Signed by:

English Translation

(Signature page of Share Transfer Agreement)

Beijing Gamease Age Digital Technology Co., Ltd. (seal)

Sealed by:

Shenzhen 7 Road Technology Co., Ltd. (seal)

Sealed by: